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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                            SYMPHONIX DEVICES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  871951 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                           J.P. MORGAN CAPITAL, L.P.
                    1221 AVENUE OF THE AMERICAS - 39TH FLOOR
                            NEW YORK, NEW YORK 10020
                                 (212) 899-3400
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                DECEMBER 3, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 871951 10 9                 13D                    Page 2 of 13 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     J.P. Morgan Capital, L.P.
     #13-4133600
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*                                                         WC



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION                               Delaware



________________________________________________________________________________
               7    SOLE VOTING POWER                                     41,127

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER                                        0
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER                                41,127

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER                                   0
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              0



________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                     0.1%



________________________________________________________________________________
14   TYPE OF REPORTING PERSON*                                                PN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 871951 10 9                 13D                    Page 3 of 13 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     J.P. Morgan Capital Management Company, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*                                                         OO



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION                               Delaware



________________________________________________________________________________
               7    SOLE VOTING POWER                                          0

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER                                   41,127
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER                                     0

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER                              41,127
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              0



________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                     0.1%



________________________________________________________________________________
14   TYPE OF REPORTING PERSON*                                                PN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 871951 10 9                 13D                    Page 4 of 13 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     J.P. Morgan Capital Management Company, L..L.C.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*                                                         OO



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION                               Delaware



________________________________________________________________________________
               7    SOLE VOTING POWER                                          0

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER                                   41,127
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER                                     0

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER                              41,127
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              0



________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                     0.1%



________________________________________________________________________________
14   TYPE OF REPORTING PERSON*                                                OO



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 871951 10 9                 13D                    Page 5 of 13 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     J.P. Morgan Investment Partners, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*                                                         OO



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION                               Delaware



________________________________________________________________________________
               7    SOLE VOTING POWER                                          0

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER                                   50,000
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER                                     0

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER                              50,000
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              0



________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                     0.1%



________________________________________________________________________________
14   TYPE OF REPORTING PERSON*                                                PN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 871951 10 9                 13D                    Page 6 of 13 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     J.P. Morgan Capital Corporation
     #13-3610583
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*                                                         OO



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION                               Delaware



________________________________________________________________________________
               7    SOLE VOTING POWER                                          0

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER                                   50,000
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER                                     0

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER                              50,000
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              0



________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                     0.1%



________________________________________________________________________________
14   TYPE OF REPORTING PERSON*                                                CO



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 871951 10 9                 13D                    Page 7 of 13 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     J.P. Morgan Chase & Co.
     #13-2624428
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*                                                         OO



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION                               Delaware



________________________________________________________________________________
               7    SOLE VOTING POWER                                          0

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER                                   50,000
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER                                     0

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER                              50,000
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              0



________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                     0.1%



________________________________________________________________________________
14   TYPE OF REPORTING PERSON*                                            HC, CO



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 871951 10 9                 13D                    Page 8 of 13 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Sixty Wall Street Fund, L.P.
     #13-3926426
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*                                                         WC



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION                               Delaware



________________________________________________________________________________
               7    SOLE VOTING POWER                                      8,873

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER                                        0
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER                                 8,873

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER                                   0
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              0



________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                       0%



________________________________________________________________________________
14   TYPE OF REPORTING PERSON*                                                PN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 871951 10 9                 13D                    Page 9 of 13 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Sixty Wall Street Management Company, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*                                                         OO



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION                               Delaware



________________________________________________________________________________
               7    SOLE VOTING POWER                                          0

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER                                    8,873
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER                                     0

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER                               8,873
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              0



________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                       0%



________________________________________________________________________________
14   TYPE OF REPORTING PERSON*                                                PN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 871951 10 9                 13D                    Page 10 of 13 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Sixty Wall Street Management Company, LLC

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*                                                         OO



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION                               Delaware



________________________________________________________________________________
               7    SOLE VOTING POWER                                          0

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER                                    8,873
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER                                     0

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER                               8,873
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              0



________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                       0%



________________________________________________________________________________
14   TYPE OF REPORTING PERSON*                                                OO



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

This Amendment No. 3 on Schedule 13D is being filed pursuant to Rule 13d-2(a) of Regulation 13D-G of the General Rules and Regulations of the Securities and
Exchange Act of 1934, as amended, on behalf of J.P. Morgan Chase & Co., a Delaware corporation ("JPM"), J.P. Morgan Capital Corporation, a Delaware corporation, a wholly owned subsidiary of JPM and the general partner of J.P. Morgan Investment Partners, L.P. ("JPMCC"), J.P. Morgan Investment Partners, L.P., a Delaware limited partnership and the sole member of J.P. Morgan Capital Management Company, L.L.C. and Sixty Wall Street Management Company, LLC ("JPMIM"), J.P. Morgan Capital Management Company, L.L.C., a Delaware limited liability company and the general partner of J.P. Morgan Capital Management Company, L.P. ("JPM LLC"), J.P. Morgan Capital Management Company, L.P., a Delaware limited partnership and the general partner of J.P. Morgan Capital,
L.P. ("JPMCMC"), J.P. Morgan Capital, L.P., a Delaware limited partnership ("JPMCLP"), Sixty Wall Street Management Company, LLC, a Delaware limited liability company and the general partner of Sixty Wall Street Management Company, L.P. ("Sixty Wall LLC"), Sixty Wall Street Management Company, L.P., a Delaware limited partnership and the general partner of Sixty Wall Street Fund, L.P. ("Sixty Wall Management") and Sixty Wall Street Fund, L.P., a Delaware limited partnership ("Sixty Wall," and collectively with JPM, JPMCC, JPMIM, JPM LLC, JPMCMC, JPMCLP, Sixty Wall LLC and Sixty Wall Management, the "Reporting Persons"). The Statement on Schedule 13D, dated November 14, 2000, as amended (the "Schedule 13D"), is hereby further amended by adding thereto the information set forth below.


ITEM 2.  IDENTITY AND BACKGROUND

Item 2 of the Schedule 13D is hereby supplemented by addition of the following:

(b) Place of Organization, Principal Business and Address of Principal Business and Principal Office:

Each of JPMCC, JPMIM, JPM LLC, JPMCMC, JPMCLP, Sixty Wall LLC, Sixty Wall Management and Sixty Wall has as its principal business and office address 1221 Avenue of the Americas, New York, New York 10020.


ITEM 4.  PURPOSE OF TRANSACTION

Item 4 of the Schedule 13D is hereby supplemented by addition of the following:

On November 21, 2002, JPMCLP sold 200,041 shares of Common Stock, reducing the number of shares of Common Stock it owned to 6,180,861.
On November 21, 2002, Sixty Wall sold 49,959 shares of Common Stock, reducing the number of shares of Common Stock it owned to 1,543,621.
On December 3, 2002, each of JPMCLP and Sixty Wall sold all of its remaining shares of Common Stock.

The purpose of these sales was to effectuate the desire of each of JPMCLP and Sixty Wall to dispose of part or all of its holdings of Common Stock.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

Item 5 of the Schedule 13D is hereby supplemented by addition of the following:

On April 27, 2001, JPMCLP received options for 41,127 shares of Common Stock and Sixty Wall received options for 8,873 shares of Common Stock. JPMCLP and Sixty Wall still own these options.

On November 21, 2002, JPMCLP sold 200,041 shares of Common Stock, reducing the number of shares of Common Stock it owned to 6,180,861.
On November 21, 2002, Sixty Wall sold 49,959 shares of Common Stock, reducing the number of shares of Common Stock it owned to 1,543,621.
On December 3, 2002, each of JPMCLP and Sixty Wall sold all of its remaining shares of Common Stock.

Based on the foregoing information, JPMCLP will own approximately 0.11% and Sixty Wall will own approximately 0.02% of the issued and outstanding shares of Common Stock.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



J.P. MORGAN CHASE & CO.


By:  /s/ Jeffrey Walker
   ------------------------
   Name: Jeffrey Walker
   Title: Vice Chairman

                                                December 6, 2002


J.P. MORGAN CAPITAL CORPORATION


By:  /s/ Faith Rosenfeld
   ------------------------
   Name: Faith Rosenfeld
   Title: Managing Director

                                                December 6, 2002


J.P. MORGAN INVESTMENT PARTNERS, L.P.
By:  J.P. Morgan Capital Corporation,
     As General Partner


By:  /s/ Faith Rosenfeld
   ------------------------
   Name: Faith Rosenfeld
   Title: Managing Director

                                                December 6, 2002


J.P. MORGAN CAPITAL MANAGEMENT COMPANY,
L.L.C.
By: J.P. Morgan Investment Partners, L.P.,
     As Sole Member
By: J.P. Morgan Capital Corporation.,
     As General Partner

By:  /s/ Faith Rosenfeld
   ------------------------
   Name: Faith Rosenfeld
   Title: Managing Director

                                                December 6, 2002


J.P. MORGAN CAPITAL MANAGEMENT COMPANY,
L.P.
By: J.P. Morgan Capital Management Company, L.L.C.
     As General Partner
By: J.P. Morgan Investment Partners, L.P.,
     As Sole Member
By: J.P. Morgan Capital Corporation.,
     As General Partner


By:  /s/ Faith Rosenfeld
   ------------------------
   Name: Faith Rosenfeld
   Title: Managing Director

                                                December 6, 2002


J.P. MORGAN CAPITAL, L.P.
By: J.P. Morgan Capital Management Company, L.P.
     As General Partner
By: J.P. Morgan Capital Management Company, L.L.C.
     As General Partner
By: J.P. Morgan Investment Partners, L.P.,
     As Sole Member
By: J.P. Morgan Capital Corporation.,
     As General Partner


By:  /s/ Faith Rosenfeld
   ------------------------
   Name: Faith Rosenfeld
   Title: Managing Director

                                                December 6, 2002


SIXTY WALL STREET MANAGEMENT COMPANY,
L.L.C.
By: J.P. Morgan Investment Partners, L.P.,
     As Sole Member
By: J.P. Morgan Capital Corporation,
     As General Partner

By:  /s/ Faith Rosenfeld
   ------------------------
   Name: Faith Rosenfeld
   Title: Managing Director

                                                December 6, 2002


SIXTY WALL STREET MANAGEMENT COMPANY, L.P.
By: Sixty Wall Street Management Company, LLC,
     As General Partner
By: J.P. Morgan Investment Partners, L.P.,
     As Sole Member
By: J.P. Morgan Capital Corporation,
     As General Partner


By:  /s/ Faith Rosenfeld
   ------------------------
   Name: Faith Rosenfeld
   Title: Managing Director

                                                December 6, 2002


SIXTY WALL STREET FUND, L.P.
By: Sixty Wall Street Management Company, L.P.
     As General Partner
By: Sixty Wall Street Management Company, LLC,
     As General Partner
By: J.P. Morgan Investment Partners, L.P.,
     As Sole Member
By: J.P. Morgan Capital Corporation,
     As General Partner


By:  /s/ Faith Rosenfeld
   ------------------------
   Name: Faith Rosenfeld
   Title: Managing Director

                                                December 6, 2002